LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Agreement”), RIC advises you that it is creating Class R4 and Class R5 Shares for the existing Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund, Equity Growth Strategy Fund, 2015 Strategy Fund, 2020 Strategy Fund, 2025 Strategy Fund, 2030 Strategy Fund, 2035 Strategy Fund, 2040 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund, 2055 Strategy Fund and In Retirement Fund (the “New Classes”). RIC desires RFSC to serve as Transfer Agent with respect to the New Classes pursuant to the terms and conditions of the Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Classes by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2013.

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh
President